Exhibit 99.1

Cullen Agricultural Holding Corp. Completes Merger with Long Island Brand Beverages

Waynesboro, GA, and Hicksville, NY (May 28, 2015) — Cullen Agricultural Holding Corp. (OTC BB: CAGZ) (“Cullen”) and Long Island Brand Beverages LLC (“LIBB”), a growth-oriented company focused on the ready-to-drink (RTD) tea segment in the beverage industry, today jointly announced that they have completed the previously announced merger of their respective companies.

"We are excited to have completed the merger, which we believe allows a differentiated brand in a fast growing segment of the beverage market to access growth capital efficiently." said Phil Thomas, CEO of LIBB. “We continue to believe that favorable market dynamics and consumer trends combined with Long Island Iced Tea’s premium ingredients and strong brand awareness enable us to continue expanding into other markets and potentially new product offerings.”

As a result of the transaction, the former stockholders of Cullen and former members of LIBB have become stockholders of a new public company named “Long Island Iced Tea Corp.” Philip Thomas, Chief Executive Officer of LIBB, has been appointed as Chief Executive Officer of the combined company. The combined company now has approximately 4,171,000 shares outstanding of which the former members of LIBB own approximately 63% and the former stockholders of Cullen own the remaining approximately 37%. The combined company’s stock will commence trading on the OTC Bulletin Board under the symbol “OLIC” effective June 1, 2015.

Complete details about the transaction will be included in a Current Report on Form 8-K that will be filed by Long Island Iced Tea Corp. with the Securities and Exchange Commission. Interested parties should visit the SEC website at http://www.sec.gov.

Graubard Miller represented Cullen in the transaction. Ellenoff Grossman & Schole LLP represented LIBB in the transaction.

About Long Island Brand Beverages

Headquartered in Long Island, New York, LIBB operates in the ready-to-drink tea segment of the beverage industry. LIBB has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. LIBB is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. LIBB’s website is www.longislandicedtea.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Cullen’s and LIBB’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of Cullen and LIBB and not all of which are known to Cullen or LIBB, including, without limitation those risk factors described from time to time in Cullen’s reports filed with the SEC. Among the factors that could cause actual results to differ materially are: inability to achieve projected results; inability to protect intellectual property; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; and general economic conditions. Most of these factors are outside the control of Cullen and LIBB and are difficult to predict. The information set forth herein should be read in light of such risks. Neither Cullen nor LIBB assumes any obligation to update the information contained in this press release except as required by law.

Media Contact:

Sloane & Company

Roger Sauerhaft

212.486.9500

rsauerhaft@sloanepr.com